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                                                                    EXHIBIT 99.1


CONTACT

Joy Leo                     Joyce Chowla                Claudia Natalia
Chief Financial Officer     Investor Relations          Corporate Communications
Artisan Components, Inc.    Artisan Components, Inc.    Artisan Components, Inc.
(408) 734-5600              (408) 548-3122              (408) 548-3172

FOR IMMEDIATE RELEASE


             ARTISAN COMPONENTS, INC. ADOPTS STOCKHOLDER RIGHTS PLAN

         SUNNYVALE, California, -- Dec. 13, 2001 -- Artisan Components, Inc. (Nasdaq: ARTI), a leading provider of semiconductor intellectual property, today announced that its board of directors has adopted a Stockholder Rights Plan. Under the plan, Artisan will issue a dividend of one right for each share of its common stock held by stockholders of record as of the close of business on January 8, 2002.

         The Stockholder Rights Plan is designed to assure that Artisan's stockholders receive fair and equal treatment in the event of any proposed takeover of Artisan and to guard against partial tender offers and other abusive tactics to gain control of Artisan without paying all stockholders the fair value of their shares. The plan was not adopted in response to any attempt to acquire Artisan.

         Each right will initially entitle stockholders to purchase a fractional share of Artisan's preferred stock for $115. However, the rights are not immediately exercisable and will become exercisable only upon the occurrence of certain events. If a person or group acquires, or announces a tender or exchange offer that would result in the acquisition of a certain percentage of Artisan's common stock while the stockholder rights plan remains in place, then, unless the rights are redeemed by Artisan for $0.001 per right, the rights will become exercisable by all rights holders except the acquiring person or group for shares of Artisan or of the third party acquirer having a value of twice the right's then-current exercise price. Further details of the plan are outlined in a letter that will be mailed to Artisan stockholders as of the record date.

About Artisan Components

         Artisan Components, Inc., (Nasdaq: ARTI), is a world leader in intellectual property (IP) components, providing high-quality solutions for many of the world's leading semiconductor foundries, integrated device


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manufacturers, ASIC vendors and IC design teams. Founded in 1991, Artisan's
Process-Perfect (TM) memory generators, standard cell and I/O cell libraries are optimized to achieve the full-speed, density and power potential of each semiconductor process and are delivered as full solutions, ready to use with industry-standard design environments. Artisan's headquarters are located at 141 Caspian Court, Sunnyvale, CA 94089-1201. World Wide Web address: http://www.artisan.com.



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  Artisan Components is a registered trademark and Artisan and process-perfect are trademarks of Artisan Components, Inc. All other trademarks or registered trademarks are the property of their respective owners.